                                                                   EXHIBIT 17(g)

                           CURRENT INCOME SHARES, INC.




                               SEMI-ANNUAL REPORT

























                            For the Six Months Ended
                                 June 30, 2001

                           CURRENT INCOME SHARES, INC.



August 17, 2001

Dear Shareholders:

We are pleased to report your company's financial results for the six-month period ending June 30, 2001.

During the period, we paid total dividends of $0.40 per share, consisting of dividends per share of $0.20 per quarter. The net asset value per share at June 30, 2001 was $12.55, up from $12.32 at December 31, 2000. Including dividends, the total return for Current Income Shares based on net asset value was 5.17% for the period. The total return based on market value was 6.88%.

During the first half of 2001, the Federal Reserve Board reduced short-term interest rates from 6.5% to 3.75%. Yet, long-term interest rates, which the Fed does not control, actually increased. Investors likely expected that the Fed's actions would cause the economy to recover, thus creating some upward pressure on inflation. At June 30, 2001, the 30-year Treasury bond yielded 5.74%, up from 5.46% at December 31, 2000. The ten-year Treasury note rose from 5.11% to 5.40% during the same period. The two-year note fell from 5.09% to 4.24%.

However, the economy did not actually recover during the first half of the year. Technically speaking, it did not slump into a recession, with Gross Domestic Product edging upward by 1.3% during the first quarter and 0.7% during the second quarter. Still, the manufacturing sector has been in a slump for at least a year, a victim of overspending in the late 1990s. Capacity utilization is just 77%, the lowest since 1983, so it's fortunate that the manufacturing sector is only 20% of the economy. The key to the overall business environment is the health of the consumer. To be sure, it is difficult to believe that the consumer can continue to lead the economy into prosperous times, given negative savings rates, consumer debt levels at all-time highs and a listless stock market.

Given these factors, corporate treasurers seeking to raise funds found that the bond market was much more receptive than the equity market. Corporate bond issuance was plentiful during the period, as corporations sought to lock in relatively low interest rates over a five or ten year period. In addition, one usual alternative to bonds, the commercial paper market, was disrupted by the difficulties in the California utility industry.

On the demand side, investors sought corporate bonds that offered strong yield and relative safety. As a result, the best performing fixed income sector during the first half of 2001 was investment grade corporate bonds. True, coming into the year, corporate bonds were inexpensive as investors feared a recession, and the Fed's surprise rate cut on January 3rd jolted the market.

However, high-yield junk bonds did not fare as well, giving back January gains in March and June as default rates hit a nine-year high. Mortgage-backed securities performed fairly well during the period, as their high yields and frequent cash flows compensated investors for prepayment risk. The weakest performing sector was the U.S. Treasury market, as talk of a dwindling budget surplus suggested that the government would have to boost supply in the future.

As of June 30, 2001, the portfolio contained 46 issues with an average market yield of 7.22%, an average Moody's Investors Service credit quality rating of A-, an average duration of 5.58 years, and an average maturity of 11.3 years.

About 10% of the portfolio was invested in U.S. Treasury bonds and other AAA-rated securities. About 5% was invested in AA-rated bonds, 30% was invested in A-rated securities, 46% was invested in BBB-rated debt and 9% was invested in below investment grade bonds. During the period, we added bonds issued by Equity Office Properties, WMX Technologies, HCA, Morgan Stanley Dean Witter, Kellogg and Pemex, the Mexican oil company.

In terms of our outlook, we believe that the Fed will continue to lower interest rates in an effort to stimulate the economy. However, the current sluggish economic environment suggests that the recovery process will be slow. Our strategy will continue to focus on high quality corporate bonds for yield and stability.

On the following pages, you will find the complete portfolio of investments held by Current Income Shares on June 30, 2001 together with the financial statements for the period.

Thank you for investing in Current Income Shares, Inc.

Sincerely,

/s/ Greg Knopf

Greg Knopf, President

                           CURRENT INCOME SHARES, INC.

SCHEDULE OF INVESTMENTS at June 30, 2001 (Unaudited)
--------------------------------------------------------------------------------

PRINCIPAL                                                               MARKET
 AMOUNT                                                                  VALUE
--------------------------------------------------------------------------------
MORTGAGE BACKED OBLIGATIONS: 8.4%
$  787,677   Federal National Mortgage Association,
               8.000%, 06/01/2030                                    $   814,419
 2,078,048   Government National Mortgage Association, Pool
               #439463, 8.000%, 12/15/2026                             2,162,997
   916,757   Prudential Home Mortgage, 7.000%, 02/25/2026                888,934
                                                                     -----------
TOTAL MORTGAGE BACKED OBLIGATIONS
  (cost $3,831,746)                                                    3,866,350
                                                                     -----------
U.S. TREASURY OBLIGATION: 2.6%
 1,110,000   U.S. Treasury Bond, 6.375%, 08/15/2027,
               (cost $1,139,153)                                       1,179,795
                                                                     -----------
CORPORATE BONDS: 86.7%

AUTO RENT & LEASE: 1.9%
 1,000,000   Hertz Corp., 7.000%, 01/15/2028                             891,326
                                                                     -----------
BANKS: 13.0%
 1,500,000   Bankers Trust Corp., 7.250%, 01/15/2003                   1,550,373
   850,000   Chase Manhattan Corp., 5.750%, 04/15/2004                   860,825
   500,000   FleetBoston Financial Corp., 7.125%, 04/15/2006             510,349
 1,000,000   Golden State Escrow Corp., 7.000%, 08/01/2003             1,000,056
 1,000,000   Korea Development Bank, 7.125%, 04/22/2004                1,029,955
 1,000,000   Wells Fargo Capital, 7.960%, 12/15/2026                   1,019,185
                                                                     -----------
                                                                       5,970,743
                                                                     -----------
CABLE & SATELLITE TELEVISION: 4.6%
$  500,000   Continental Cablevision, Inc., 9.500%, 08/01/2013           555,400
 1,000,000   News America Holdings, Inc., 7.750%, 02/01/2024             943,439
   600,000   Time Warner, Inc., 7.480%, 01/15/2008                       624,952
                                                                     -----------
                                                                       2,123,791
                                                                     -----------
ELECTRIC UTILITIES: 9.7%
 1,000,000   Chugach Electric Assn., Inc., 9.140%, 03/15/2022          1,085,838
 1,000,000   Cleveland Electric Illuminating Co./Toledo Edison
               Co., 7.670%, 07/01/2004                                 1,037,330
 1,250,000   Nevada Power Co., 6.200%, 04/15/2004                      1,212,361
 1,250,000   Orange & Rockland Utilities, Inc., 7.000%,
               03/01/2029                                              1,121,463
                                                                     -----------
                                                                       4,456,992
                                                                     -----------
ENERGY: 5.7%
 1,000,000   Union Oil Co. of California, 9.125%, 02/15/2006           1,113,226
 1,500,000   Union Pacific Resources Group, Inc., 7.000%,
               10/15/2006                                              1,532,752
                                                                     -----------
                                                                       2,645,978
                                                                     -----------
FINANCE: 1.1%
   500,000   Pemex Project Funding Master Trust, 9.125%,
               10/13/2010                                                529,375
                                                                     -----------
FOOD: 1.1%
   500,000   Kellogg Co., 6.600%, 04/01/2011                             488,601
                                                                     -----------

                           CURRENT INCOME SHARES, INC.

--------------------------------------------------------------------------------

PRINCIPAL                                                               MARKET
 AMOUNT                                                                  VALUE
--------------------------------------------------------------------------------
GAS: 6.5%
$1,000,000   Coastal Corp., 9.625%, 05/15/2012                       $ 1,155,357
 1,000,000   KN Energy, Inc., 7.250%, 03/01/2028                         959,826
 1,000,000   Phillips Petroleum Co., 7.125%, 03/15/2028                  889,604
                                                                     -----------
                                                                       3,004,787
                                                                     -----------
HOSPITALS: 1.1%
   500,000   HCA- Healthcare, Inc., 7.125%, 06/1/2006                    493,376
                                                                     -----------
INSURANCE: 2.0%
 1,000,000   Conseco Inc., 9.000%, 10/15/2006                            932,500
                                                                     -----------
MANUFACTURING: 6.0%
   250,000   Georgia Pacific Group, 9.875%, 11/01/2021                   256,813
 1,500,000   Lockheed Martin Corp., 7.700%, 06/15/2008                 1,577,957
 1,250,000   Owens-Illinois Inc., 8.100%, 05/15/2007                     937,500
                                                                     -----------
                                                                       2,772,270
                                                                     -----------
NON-HAZARDOUS WASTE DISPOSAL: 1.1%
   500,000   Waste Management, Inc., 7.000%, 10/15/2006                  501,397
                                                                     -----------
REAL ESTATE OPERATORS & LESSORS: 1.1%
   500,000   EOP Operating LP, 6.800%, 01/15/2009                        488,492
                                                                     -----------
RETAIL: 7.5%
 1,000,000   Kmart Corp., 8.375%, 12/01/2004                             976,969
 1,000,000   Safeway, Inc., 7.450%, 09/15/2027                         1,009,957
 1,500,000   Staples, Inc., 7.125%, 08/15/2007                         1,459,506
                                                                     -----------
                                                                       3,446,432
                                                                     -----------
SECURITIES BROKER/DEALER: 3.3%
$1,000,000   Lehman Brothers Holdings, Inc., 8.750%, 05/15/2002      $ 1,033,730
   500,000   Morgan Stanley Dean Witter, 6.750%, 04/15/2011              496,533
                                                                     -----------
                                                                       1,530,263
                                                                     -----------
SOVEREIGN & SUPRANATIONAL: 5.7%
 1,100,000   Province of Nova Scotia, 8.750%, 04/01/2022               1,324,567
 1,000,000   Province of Saskatchewan, 9.375%, 12/15/2020              1,286,381
                                                                     -----------
                                                                       2,610,948
                                                                     -----------
TELECOMMUNICATIONS: 5.3%
 1,100,000   Qwest Communications International, Inc., 7.500%,
               11/01/2008                                              1,114,293
   900,000   TCI Communications, Inc., 7.125% 02/15/2028                 835,455
   500,000   WorldCom, Inc., 7.750%, 04/01/2007                          515,309
                                                                     -----------
                                                                       2,465,057
                                                                     -----------
TRANSPORTATION: 10.0%
 1,500,000   AMR Corp., 10.000%, 04/15/2021                            1,497,890
   832,358   Continental Airlines, Inc., 6.748%, 03/15/2017              780,319
 1,209,279   General Motors Corp., 8.950%, 07/02/2009                  1,293,119
 1,000,000   Norfolk Southern Corp., 7.050%, 05/01/2037                1,026,330
                                                                     -----------
                                                                       4,597,658
                                                                     -----------
TOTAL CORPORATE BONDS
  (cost $40,049,952)                                                  39,949,986
                                                                     -----------

                           CURRENT INCOME SHARES, INC.

--------------------------------------------------------------------------------

PRINCIPAL                                                               MARKET
 AMOUNT                                                                  VALUE
--------------------------------------------------------------------------------
CASH EQUIVALENTS: 0.6%

MONEY MARKET INVESTMENT: 0.6%
$299,471   Federated Prime Money Market, (cost $299,471)             $   299,471
                                                                     -----------
TOTAL INVESTMENTS IN SECURITIES
  (cost $45,320,322+): 98.3%                                          45,295,602
Other Assets less Liabilities: 1.7%                                      806,438
                                                                     -----------
NET ASSETS: 100.0%                                                   $46,102,040
                                                                     ===========

+ At June 30, 2001, the basis of investments for federal income tax purposes was the same as their cost for financial reporting purposes. Unrealized appreciation and depreciation were as follows:

          Gross unrealized appreciation                             $ 1,218,334
          Gross unrealized depreciation                              (1,243,054)
                                                                    -----------
          Net unrealized depreciation                               $   (24,720)
                                                                    ===========

See accompanying Notes to Financial Statements.

                           CURRENT INCOME SHARES, INC.

STATEMENT OF ASSETS AND LIABILITIES at June 30, 2001 (Unaudited)
--------------------------------------------------------------------------------

ASSETS
  Investments in securities, at market value
   (cost $45,320,322)...........................................    $ 45,295,602
  Receivables:
    Interest ...................................................        851,648
  Prepaid expenses and other assets ............................         11,698
                                                                   ------------
      Total assets .............................................     46,158,948
                                                                   ------------
LIABILITIES
  Payables:
    Advisory fees ..............................................         11,790
    Administration fees ........................................          5,895
    Custody fees ...............................................            298
  Accrued expenses .............................................         38,925
                                                                   ------------
      Total liabilities ........................................         56,908
                                                                   ------------

  NET ASSETS ...................................................   $ 46,102,040
                                                                   ============
  NET ASSET VALUE PER COMMON SHARE
    ($46,102,040 / 3,673,334 shares outstanding) ...............   $      12.55
                                                                   ============
COMPONENTS OF NET ASSETS
  Common shares ($1.00 par value with 25,000,000 shares
    authorized, 3,673,334 shares issued and outstanding) .......   $  3,673,334
  Paid-in capital in excess of par value .......................     42,977,827
  Undistributed net investment income ..........................         44,031
  Accumulated net realized loss on investments .................       (568,432)
  Net unrealized depreciation on investments ...................        (24,720)
                                                                   ------------
      Net assets ...............................................   $ 46,102,040
                                                                   ============

See accompanying Notes to Financial Statements.

                           CURRENT INCOME SHARES, INC.

STATEMENT OF OPERATIONS For the Six Months Ended June 30, 2001 (Unaudited)
--------------------------------------------------------------------------------

NET INVESTMENT INCOME
  Income
    Interest ......................................................  $1,720,864
                                                                     ----------
  Expenses
    Advisory fees .................................................      68,438
    Administration fees ...........................................      34,219
    Legal fees ....................................................      22,685
    Directors' fees and expenses ..................................      15,287
    Audit fees ....................................................      14,794
    Reports to shareholders .......................................      12,328
    Fund accounting fees ..........................................      11,406
    Transfer agent fees ...........................................       9,616
    Franchise taxes ...............................................       4,439
    Custody fees ..................................................       2,219
    Insurance .....................................................       2,466
    Listing fees - NYSE ...........................................       2,466
    Miscellaneous .................................................       8,830
                                                                     ----------
      Total expenses ..............................................     209,193
                                                                     ----------
        NET INVESTMENT INCOME .....................................   1,511,671
                                                                     ----------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
  Realized gain from securities transactions:
    Proceeds from sales ...........................................   $  31,804
    Cost of securities sold .......................................      30,704
                                                                      ---------
      Net realized gain on investments ............................       1,100

  Unrealized appreciation (depreciation) on investments:
    Beginning of period ...........................................    (842,074)
    End of period .................................................     (24,720)
                                                                      ---------
      Net unrealized appreciation on investments ..................     817,354
                                                                    -----------
      Net realized and unrealized gain on investments .............     818,454
                                                                    -----------
         NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS ..... $ 2,330,125
                                                                    ===========

See accompanying Notes to Financial Statements.

                           CURRENT INCOME SHARES, INC.

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                                   SIX MONTHS ENDED         YEAR ENDED
                                                                    JUNE 30, 2001 #      DECEMBER 31, 2000
                                                                    ---------------      -----------------
INCREASE (DECREASE) IN NET ASSETS FROM:

OPERATIONS
  Net investment income .........................................    $  1,511,671          $  3,024,804
  Net realized gain (loss) on investments .......................           1,100               (57,606)
  Net unrealized appreciation on investments.....................         817,354               376,411
                                                                     ------------          ------------
     NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS .......       2,330,125             3,343,609
                                                                     ------------          ------------
DISTRIBUTIONS TO SHAREHOLDERS
  From net investment income ....................................      (1,469,334)           (3,030,501)
                                                                     ------------          ------------
     TOTAL INCREASE IN NET ASSETS ...............................         860,791               313,108

NET ASSETS
  Beginning of period ...........................................      45,241,249            44,928,141
                                                                     ------------          ------------
  END OF PERIOD .................................................    $ 46,102,040          $ 45,241,249
                                                                     ============          ============
Undistributed net investment income .............................    $     44,031          $      1,694
                                                                     ============          ============

#   Unaudited.

See accompanying Notes to Financial Statements.

                           CURRENT INCOME SHARES, INC.

FINANCIAL HIGHLIGHTS For a capital share outstanding throughout each period
--------------------------------------------------------------------------------

                                                   SIX MONTHS                     YEAR ENDED DECEMBER 31,
                                                      ENDED       ---------------------------------------------------
                                                 JUNE 30, 2001#     2000       1999       1998       1997      1996
                                                 --------------   -------    -------    -------    -------    -------
Net asset value, beginning of period ...........    $12.316       $12.231    $13.478    $13.401    $13.052    $13.644
                                                    -------       -------    -------    -------    -------    -------

INCOME FROM INVESTMENT OPERATIONS:
  Net investment income ........................      0.412         0.823      0.822      0.830      0.849      0.827
  Net realized and unrealized gain
    (loss) on investments ......................      0.222         0.087     (1.249)     0.077      0.350     (0.539)
                                                    -------       -------    -------    -------    -------    -------
Total from investment operations ...............      0.634         0.910     (0.427)     0.907      1.199      0.288
                                                    -------       -------    -------    -------    -------    -------
LESS DISTRIBUTIONS:
  From net investment income ...................     (0.400)       (0.825)    (0.820)    (0.830)    (0.850)    (0.880)
                                                    -------       -------    -------    -------    -------    -------
Net asset value, end of period .................    $12.550       $12.316    $12.231    $13.478    $13.401    $13.052
                                                    =======       =======    =======    =======    =======    =======

Market value, end of period ....................    $11.480       $11.125    $10.000    $12.313    $12.188    $11.375

Total investment return* .......................       6.88%++      20.44%    (12.44%)     8.05%     15.33%      3.54%

RATIOS/SUPPLEMENTAL DATA:
  Net assets, end of period (millions) .........    $  46.1       $  45.2    $  44.9    $  49.5    $  49.2    $  47.9
  Ratio of expenses to average net assets.......       0.91%+        1.05%      0.93%      0.91%      0.95%      1.00%
  Ratio of net investment income to
    average net assets .........................        6.6%+         6.8%       6.4%       6.2%       6.5%       6.3%

  Portfolio turnover rate ......................       6.67%++      10.56%     18.82%     13.23%     52.10%     62.86%

#  Unaudited.
+  Annualized.
++ Not Annualized.
* Total return based on market value per share, adjusted for reinvestment of dividends.

See accompanying Notes to Financial Statements.

                           CURRENT INCOME SHARES, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)
--------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION

     Current Income Shares, Inc. (the "Company") is registered under the Investment Act of 1940, as amended, as a diversified, closed-end management investment company. The company was incorporated on November 15, 1972, and began operations on March 27, 1973. The primary investment objective of the Company is to seek a high level of income for its shareholders consistent with investment in a diversified portfolio in which marketable securities considered by management to be of high quality will predominate. To achieve this objective, the Company invests primarily in a portfolio of fixed income securities.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies consistently followed by the Company. These policies are in conformity with accounting principles generally accepted in the United States of America.

     A. SECURITY VALUATION. Securities listed or traded on a national securities exchange are valued at the last reported sales price at the close of regular trading on each day that the exchange is open for trading; securities traded in the over-the-counter market and listed securities for which no sales were reported on that date are valued at the most recent bid price.

     B. FEDERAL INCOME TAXES. The Company intends to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income and net capital gains to its shareholders. Therefore, no federal income tax provision is required.

     C. SECURITY TRANSACTIONS, INTEREST INCOME AND DISTRIBUTIONS. Security transactions are accounted for on the trade date. Distributions to shareholders are recorded on the ex-dividend date and interest income is recorded on the accrual basis. Purchased discounts and premiums on securities held are accreted or amortized to interest income over the life of each security using a method which approximates the effective interest method. Realized gains and losses are computed using the specific cost of the securities sold.

     D. USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

                           CURRENT INCOME SHARES, INC.

--------------------------------------------------------------------------------

NOTE 3 - COMMITMENTS AND OTHER RELATED PARTY TRANSACTIONS

     HighMark Capital Management, Inc., (the "Adviser") a subsidiary of Union-BanCal Corp., provides the Company with investment management services under an Investment Advisory Agreement. The Adviser furnishes all investment advice, office space, facilities, and most of the personnel needed by the Company. As compensation for its advisory services, the Adviser was entitled to a monthly fee at the annual rate of 0.30% based upon the average daily net assets of the Company. For the six months ended June 30, 2001, the Company paid $68,438 to the Adviser.

     Union Bank of California, N.A. a subsidiary of UnionBanCal Corp., acts as custodian ("the Custodian") for the Company. Fees for the custodian are being paid on the basis of net assets of the Company.

     Investment Company Administration, L.L.C. (the "Administrator") acts as the Company's administrator under an Administration Agreement. The Administrator prepares various federal and state regulatory filings, reports and returns for the Company; prepares reports and materials to be supplied to the directors; monitors the activities of the Company's custodian, transfer agent and accountants; coordinates the preparation and payment of Company expenses and reviews the Company's expense accruals. For its services, the Administrator receives a monthly fee at the annual rate of 0.15% based upon the average net assets of the Company. For the six months ended June 30, 2001, the Company incurred $34,219 in Administration fees.

     ICA Fund Services Corp. ("ICA") acts as the fund accounting agent. ICA is an affiliate of the Administrator.

     Computershare Investor Services, L.L.C., acts as the Transfer Agent and provides Dividend Reinvestment Plan services to the Company.

NOTE 4 - PURCHASES AND SALES OF SECURITIES

     The cost of purchases and the proceeds from the sale of securities, excluding U.S. Government Obligations and short-term investments, for the period ended June 30, 2001, were $2,986,595 and $2,867,139 respectively. The proceeds from the sale of U.S. Government Obligations were $101,115.

     At June 30, 2001, the Company had capital loss carryforwards that can be used to offset future capital gains.

                                                 EXPIRING DECEMBER 31,
                                      ------------------------------------------
                                        2004        2005       2007        2008
                                      --------    -------    --------    -------
      Capital Loss Carryovers         $208,814    $96,836    $206,276    $57,606

                           CURRENT INCOME SHARES, INC.

--------------------------------------------------------------------------------

NOTE 5 - UNAUDITED QUARTERLY RESULTS OF OPERATIONS

The following is a summary of unaudited quarterly results of operations:

                                                             NET REALIZED AND
                                     DISTRIBUTED NET      UNREALIZED GAIN (LOSS)
                                    INVESTMENT INCOME          ON INVESTMENT
                      INVESTMENT    ------------------   -----------------------
                        INCOME       AMOUNT  PER SHARE      AMOUNT     PER SHARE
                        ------       ------  ---------      ------     ---------
Three months ended:
  March 31, 2001       $760,185     $734,667   $0.200    $ 1,145,609    $ 0.312
  June 30, 2001         751,486      734,667    0.200       (327,155)    (0.089)

  March 31, 2000       $713,288     $734,667   $0.200    $   (16,035    $(0.004)
  June 30, 2000         862,515      734,667    0.200       (696,364)    (0.190)
  September 30, 2000    762,431      771,400    0.210        484,985      0.132
  December 31, 2000     714,155      789,767    0.215        546,219      0.149

  March 31, 1999       $751,233     $734,667   $0.200    $(1,574,150    $(0.429)
  June 30, 1999         749,565      734,667    0.200     (1,498,065)    (0.408)
  September 30, 1999    758,851      734,667    0.200       (570,902)    (0.155)
  December 31, 1999     759,252      808,133    0.220       (943,624)    (0.257)

NOTE 6 - DIVIDEND REINVESTMENT PLAN

     The Company maintains a Dividend Reinvestment Plan (the "Plan") in which shareholders may participate. The Plan is offered through Computershare Investor Services, L.L.C. (the "Agent"). Under the Plan, the Agent uses dividends and other cash distributions from the Company to purchase additional shares of Company common stock in the open market for Plan participants. Participants may also make certain cash contributions to the Plan. Further information regarding the Plan may be obtained in writing to the Agent at: Computershare Investor Services, L.L.C., 311 West Monroe Street (11th Floor), Chicago, IL 60606, or calling (877) 588-4147.

                          CURRENT INCOME SHARES, INC.

DIRECTORS AND OFFICERS

  Willard H. Altman, Director

  Kathleen Kellogg, Director and Chairperson

  Michael L. Noel, Director

  Robert M. Whitler, Director

  R. Gregory Knopf, President

  E. Jack Montgomery, Vice President and Portfolio Manager

  George Sapp, Treasurer

  Rita Dam, Secretary


AUDIT COMMITTEE

  Willard H. Altman, Chairman

  Kathleen Kellogg

  Michael L. Noel

  Robert M. Whitler


INDEPENDENT AUDITORS

  Deloitte & Touche LLP


NYSE SYMBOL

  "CUR"

                                     Adviser
                        HIGHMARK CAPITAL MANAGEMENT, INC.
                         475 Sansome Street. 14th Floor
                            San Francisco, CA 94111

                             Company Mailing Address
                          CURRENT INCOME SHARES, INC.
                         445 S. Figueroa St., Suite 306
                             Los Angeles, CA 90071
                                 (888) 465-2825

                                    Custodian
                            UNION BANK OF CALIFORNIA
                         475 Sansome Street. 15th Floor
                            San Francisco, CA 94111

                                 Transfer Agent
                    COMPUTERSHARE INVESTOR SERVICES, L.L.C.
                          311 W. Monroe St., 11th Floor
                               Chicago, IL 60606

                                  Legal Counsel
                             ROY W. ADAMS, JR., ESQ.
                       1040 Country Club Drive, Suite 135
                                Moraga, CA 94556


This report is intended for the shareholders of the Fund and may not be used as sales literature.

Past performance results shown in this report should not be considered a representation of future performance. Share price and returns will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Due to market volatility, fund performance may fluctuate substantially over the short-term and current performance may differ from that shown. Statements and other information herein are dated and subject to change.